Exhibit 99.1

HHGREGG, INC. ANNOUNCES AMENDMENT AND EXTENSION OF EXISTING CREDIT FACILITY

Early Renegotiation Will Provide Access to Operating Capital Through 2021

Indianapolis, Indiana - (June 28, 2016) - hhgregg, Inc. ("hhgregg" or the "Company") (NYSE:HGG) today announced that it has amended its existing revolving credit facility, providing the Company with increased financial flexibility. The key changes are:

•	Extended the maturity date five years from the date of closing to June 28, 2021.

•	Increased the borrowing base availability calculation, immediately increasing funds available to the Company by approximately $20 million to $185 million.

•	Decreased the maximum credit limit from $400 million to $300 million, subject to borrowing base availability, to better align with hhgregg’s expected inventory levels.

•	No change to our interest rates.

"We continue to strengthen our balance sheet and improve our already strong liquidity position, of which the early amended credit facility is an important part," said Robert Riesbeck, Chief Financial Officer and Interim President and Chief Executive Officer. "Our amended revolving credit facility, combined with our return to positive adjusted EBITDA in fiscal 2016, provide us with significant flexibility as we pursue our fiscal 2017 initiatives and goals. We appreciate our bank group’s continued support for hhgregg and our strategic plan."

“As we complete the first quarter of fiscal 2017, I am pleased with our progress in driving sales and optimizing our supply chain and delivery network. We are on-track to reset more than 100 stores and add seven Fine Lines departments by this holiday season. We also saw an acceleration in our ecommerce business during the current quarter,” Riesbeck added.

Borrowings under the Amended and Restated Loan and Security Agreement (the "Amended Facility") will continue to bear interest based on the bank’s prime rate (3.50% as of June 28, 2016) or LIBOR plus an applicable margin based on the average quarterly excess availability. We reduced the size of our facility from a maximum credit limit of $400 million to $300 million to reflect the reduction in inventory levels and overall working capital needs resulting from the improvements made in our supply chain and merchandise planning and allocation functions. The Company’s increase in borrowing base availability is not expected to result in incremental interest expense. The Company intends to use funds borrowed under the Amended Facility from time-to-time for general corporate purposes, which may include working capital needs, capital expenditures, and satisfaction of other obligations of the Company, subject to certain limitations, as defined.

Additional details regarding the Amended Facility will be available in hhgregg’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on June 28, 2016.

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and great product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 226 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Contact:
Lance Peterson, Director, Finance & Investor Relations
investorrelations@hhgregg.com
(317) 848-8710